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                                                                    EXHIBIT 99.1

                                                                FINAL TRANSCRIPT

[THOMSON STREETEVENTS LOGO]


CONFERENCE CALL TRANSCRIPT

CMP - Q2 2004 COMPASS MINERALS INTERNATIONAL INC EARNINGS CONFERENCE CALL

EVENT DATE/TIME: AUG. 04. 2004 / 10:00AM ET
EVENT DURATION: N/A




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CORPORATE PARTICIPANTS
 PEGGY LANDON
 Compass Minerals International - Director of IR

 MIKE DUCEY
 Compass Minerals International - President and CEO

 ROD UNDERDOWN
 Compass Minerals International - CFO



CONFERENCE CALL PARTICIPANTS
 LAWRENCE ALEXANDER
 Deutsche Bank - Analyst

 MARY BETH CONNELLY
 Goldman Sachs - Analyst

 MICHAEL JUDD
 Greenwich Consultants - Analyst

 PETER PARK
 Park West Asset Management - Analyst

 DAVID SILVER
 J.P. Morgan - Analyst

 JEFF CIANCI
 UBS - Analyst

 ROBBIE CONOFF
 West Lab Asset Management - Analyst



PRESENTATION

 OPERATOR


 Good morning, My name is Kristy, and I will be your conference facilitator today. At this time I would like to welcome everyone to the Compass Minerals International second-quarter earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer period. (OPERATOR INSTRUCTIONS) Now it is my pleasure to introduce the Director of Investor Relations, Ms. Peggy Landon. Ms. Landon, you may begin your conference.


 PEGGY LANDON  - COMPASS MINERALS INTERNATIONAL - DIRECTOR OF IR


 Thank you operator and thank you all for joining us this morning. With me here are Mike Ducey, our President and CEO; and Rod Underdown, our CFO. Before we begin I will take a moment to read our Safe Harbor statement. Today's discussion may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve risks and uncertainties that could cause the Company's actual results to differ materially. Differences could be caused by a number of factors including those factors identified in Compass Minerals International registration statement on Form S1 filed with a Securities and Exchange Commission on June 29, 2004.

The Company will not update any forward-looking statements made today to reflect future events and development. Also you can find reconciliations of non-GAAP financial information in the Investor Relations section of the website at CompassMinerals.com. With that, I will turn the call over to Mike Ducey.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Thank you, Peggy. Good morning. Compass Minerals has had another very solid quarter with 9 percent growth sales improvement over the second quarter of last year and we've made good customer and product mix gains in both our operating segments. We had a net loss per share of 19 cents which is comparable with our net loss last year last year excluding the special items.

As I'm sure you know, we typically record a loss in the second and the third quarters when we are building our rock salt inventories for the upcoming winter season. Adjusted EBITDA was 17.3 million for the quarter ended June 30, 2004 an improvement of $.5 million over the prior year.


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Sales, adjusted EBITDA and net income available for shareholders excluding special items were higher for the 6 months ended June 2004 compared to the prior year. All these increases are significantly influenced by the results from the first quarter. The primary driver behind our second-quarter sales increase was our sulfate or potash or SOP business. Salt sales were flat for the quarter; however, the prior year quarter included approximately $4 million of sales related to unusual late winter season snowfall in April of 2003.

Other salt sales, including our general trade product lines partially offset this decline, primarily through improved pricing. Sales of our SOP product in the June quarter increased 58 percent over the prior year, mostly due to the integration of our Carlsbad acquisition that we completed in December of 2003. Our SOP sales volumes over the last 12 months have increased to 327,000 tons, which reflects most of our anticipated growth from the Carlsbad acquisition.

We expect some additional gains in the fourth quarter, which should bring our total SOP sales volume to around 340 to 350,000 tons for the full year of 2004. This should give us a market share of more than 50 percent in the U.S. and Canada.

Prices for SOP are also on the rise. We announced another price increase in February this year. Much of the increase has not been reflected in our current results for the quarter and year-to-date. We also announced another price increase in July. These increases have been facilitated by cost increases that are impacting our import competitors, including cost increases for ocean-going freight and change in foreign exchange rates. We also have some functional competition with commodity potash, MOP, which is an industry that has been seeing recent price increases.

Average second-quarter SOP prices were more than $12 a ton higher than prior year. We see nothing in the immediate future that will reverse these gains.

More good news for the SOP business is that the recent rail log jams on the West Coast and in other parts of North America have not affected us even though most of our product shipments out of Ogden are facilitated by rail. In our General Trade salt business, we've seen steady demand during the second quarter, and we expect our customary modest volume growth to continue through the remainder of the year. We are also typically we've seen a price increases of 2 to 3 percent in North America, though we've had a larger price increases in years when costs have increased substantially. Our General Trade product pricing has improved nicely compared to prior year, and we have announced a new price increase in June.

In our highway deicing business, we are in our bidding season which means we've been working to secure the commitments for the upcoming winter season. There are a couple of key dynamics that are impacting the bidding for the 2005 winter season. We've seen freight rates rising for imports just the same as we have for SOP that have come into the East Coast markets; as well as for transportation in the Great Lakes and the Midwest markets due to tight supply of available carriers and increasing fuel costs.

By the way, we take the impact of these costs on us and our competition into consideration when we prepare our bids for the upcoming winter season. Additionally, we expect our North American competition to be more successful at winning bids on the East Coast market this year because of these rising freight costs and also the strengthening of many foreign currencies when compared to the U.S. dollar. This doesn't directly impact us because we don't serve the East Coast markets, but it does tighten up the supply position in our core markets.

As a result of these dynamics, we have seen positive bidding results thus far this season. We are approximately two-thirds of the way through the bidding process. So far on average the market size is flat to slightly higher than a year ago. Our average price increases to date have been about 5 percent with a net increase of about half of that due to higher transportation and port-security costs. We believe that our overall share of the market will probably be similar to the 2003 and 2004 winter season.

However, we won't know the final number or share number until we complete the bidding season in October. SO we will be able to provide you with the final results at the third-quarter conference call.

Due to the positive bid season and the prior year winter, which was normal for highway deicing and slightly stronger for consumer deicing, we have been operating our North American mines at a higher capacity utilization rates. This is a projected production increase of about 7 percent over the prior year, and although much of our mine costs are variable, there are some favorable impacts on costs of production that we foresee for the remainder of 2004.

We believe our competition is also producing at slightly higher rates. These production dynamics don't change our cost advantage over our 2 primary North American competitors. We've estimated that are rock salt mining costs are lower than our competitors by 30 to 45 percent depending on the mine we're looking at. We've continued to manage our costs wisely in our business. Manpower efficiency rates are higher, which helps offset the higher impact of wage rates.

Additionally, we focused on controlling our energy costs. While spot natural gas prices have risen dramatically, our costs are about flat with the prior year in part because we've managed our costs through a prudent hedging program, which Rod will discuss later.

In addition to maintaining our gas costs, we've focused on some other capital spending in the areas that can help reduce our energy consumption. Those projects have paid off handsomely and will

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begin to further decrease our natural gas consumption in the second half of
2004.

Now I would like to turn the presentation over to Rod so he can walk you through the second quarter performance in a little more detail.


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 Thank you, Mike. Our second quarter sales of 96.9 million represent a 9 percent increase over the second quarter of 2003 and our product sales which exclude pass-through shipping and handling costs increased 10 percent or $6.6 million over the prior year quarter to $67.6 million.

Shipping and handling costs increased $1.6 million this quarter compared to the prior year due to customer and product mix and to a lesser extent higher freight rates. Shipping and handling costs as a percentage of sales were almost identical to the prior year.

For the 6 months ended June 30, 2004, our gross sales of $347.4 million are 15 percent ahead of the same period last year and excluding shipping and handling, our product sales are up 16 percent to $250.3 million.

The primary driver behind our second quarter year-over-year sales increase was a 58 percent increase in our SOP business. SOP sales were $22.6 million compared to $14.3 million in the second quarter of 2003, primarily due to the integration of our Carlsbad SOP acquisition. We also announced a price increase in February of this year, which contributed to our top line growth.

Our average price increase was almost 6 percent for the second quarter when compared to prior year. For the 6 months ended June 30, our SOP sales were up by $17.8 million to 44.4 million, which is a 67 percent increase, again primarily due to the Carlsbad acquisition last November.

The Carlsbad business that we acquired is seasonally skewed toward the first half of the year, so we expect our sales on EBITDA to be much less affected by that acquisition in the next 6 months. Most of that remaining 10 to 20,000 ton volume impact will be in the fourth quarter of this year. However, over the next 6 months, we will begin to see the remaining benefits of our February price increase, as well as the benefits of another price increase of $20 per ton that we announced in July.

Turning now to our salt segment, our second-quarter gross sales of 74.3 million were virtually even with our second quarter 2003 sales. We had a $3 million year-over-year increase in General Trade sales, which was matched by a decrease in the highway deicing sales. For the 6 months, salt sales were up 10 percent over prior year to $303 million as a result of first-quarter sales.

Looking at our second-quarter salt sales, our highway deicing sales were in the typical range this year compared to unusually strong sales in the second quarter of 2003. Last year winter precipitation continued in April in our North American markets, which is not typical. This increased our sales volume in the second quarter of 2003, an impact of about $4 million and also changed our product mix for the quarter so that the average price per ton was higher in 2003.

In a typical second quarter like the 2004 quarter, our highway deicing (indiscernible) sales are dominated by sales to chemical customers at a lower average price per ton.

In the second quarter of 2004, our highway deicing sales benefited from marginally higher sales in the UK when compared to the same quarter last year.

The second-quarter General Trade sales increase was due to year-over-year price improvement due to changes in foreign exchange rates and a price increase that was announced in June of last year in North America. We just announced another price increase in June this year, which will benefit future periods as current contracts expire. This recent price increase takes into account our cost drivers and varies by product.

Foreign exchange rates increased in our second quarter salt segment sales. The combined impact on both highway deicing and General Trade was approximately $2.5 million this quarter. For the 6 months ended June 30th, foreign exchange rates have benefited our salt segment about $11 million. Foreign exchange rates have virtually no impact on our SOP segment sales.

Our gross margin for the quarter was 21 percent, which was even with the second quarter of 2003. For the 6 months ended June 30, 2004 our gross margin was 27 percent compared to a gross margin of 24 percent for the same period last year. Our year-over-year margin expansion has been the result of our operational excellence program, higher utilization rates at our facilities and product mix improvements.

Our second-quarter SG&A expense increased by $1.1 million when compared to 2003. The increase was primarily the result of an increase in variable compensation costs due to improved financial results and the impact of foreign exchange rates on our UK and Canadian SG&A costs.

We also recorded other charges of $400,000 for the secondary stock offering that closed on July 14th. We expect additional charges of approximately $300,000 in the third quarter for the final expenses associated with that offering.

Our interest expense was $15.1 million for the quarter, which is a $2 million increase over the second quarter of 2003. The difference is primarily due to the discount notes that were issued in May of 2003.


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Our non-cash accrual for the payment in-kind interest on our 12 percent senior subordinated discount notes and our 12 3/4 percent senior discount notes was $5.7 million for the second quarter of 2004.

Our interest expense for the first 6 months of this year increased $5.5 million to $30.5 million. The difference is primarily due to the May 2003 issuance of the discount notes.

Our other expense of 200,000 this quarter is chiefly due to non-cash foreign exchange losses of $300,000. Our tax benefit for the second quarter of 2004 was $2.3 million. We continue to estimate that our 2004 book tax to be approximately 27 percent.

Our cash tax rate will be lower than that (ph). We believe our cash taxes paid for 2004 will be approximately $10 million. Our net loss for the quarter was $5.9 million compared to a gain of $1 million in the second quarter of 2003. A key item that contributed to this net income differential was a gain of $8.2 million on the redemption of preferred stock in the prior year period. Excluding special charges, the second-quarter 2003 loss was $6.6 million compared to a $5.5 million loss for the second quarter of 2004. Excluding special charges, our net income improved $1.1 million or 17 percent year-over-year.

For the 6 months ended June 30, 2004 our income was $24.4 million, a decline of $1.5 million from the prior year. However, excluding special charges our income was $24.8 million for the 6 months ended June 30, 2004 compared to 18.9 million for the prior year, which is a 31 percent year-over-year improvement.

Our second-quarter 2004 EBITDA improved by $1.2 million over the prior year or 8 percent to $16.7 million. Our year-to-date EBITDA of $84.3 million is a 26 percent improvement over the first 6 months of 2003, and our adjusted EBITDA for the first 6 months of the year improved 25 percent to $85.4 million. This improvement is a result of the impact of improved sales volumes and production costs in both the first and second quarters.

Year-to-date we've generated $108.4 million in cash flow from operations, which is a $25 million increase over the same period last year. The second quarter added $6.7 million to cash flow from operations. As you know, we are net consumers of cash from operations during the third quarter of the year primarily because we are building deicing salt inventories for the coming winter. Consistent with the prior year, we expect our use of cash from operations to be about $30 million during the third quarter.

Our second-quarter capital expenditures were $4.7 million, bringing our year-to-date total to $8.6 million. Consistent with how we've managed our capital spending the past couple of years, we spend more during the first half of the year than we do the last half. This allows us to maintain the greatest flexibility for spending until we determine the outcome of the winter season. We continue to expect our maintenance capital expenditures to total 22 to $23 million in 2004, and we have earmarked an additional $3 million for discretionary payback projects.

So for the year, we continue to expect our total capital expenditure to be in the 25 to a $26 million range. Our payback projects for 2004 have primarily been focused on energy efficiency and automation at our General Trade and SOP facility. We have also used cash in the second quarter to voluntarily repay another $10 million on our term loan and to pay a 25 cent per share dividend totaling $7.6 million.

Over the quarter, debt net of cash increased approximately $12 million. For the first 6 months of the year, debt net of cash declined approximately $75 million. Our cash balance at June 30th was 54.9 million.

Before I turn the call back over to Mike, I want to take a moment to talk about our energy costs and our natural gas hedging program. Many people have asked how the recent increase in the market price of natural gas in North America will impact Compass' results. First let me say that natural gas represents about 7 to 8 percent of our total production cost so though it is a significant cost that we manage, it is not nearly as large as other costs -- as other costs are to produce our product.

We take the conservative approach when it comes to managing this raw material cost. Our hedging policy is to layer in gas costs for the subsequent 2 fiscal years beginning in January. We hedge routinely over that time period up to and including those fiscal years knowing that we probably won't perfectly time the market to achieve the lowest possible price, but also we avoid the peaks in the spot market prices. We can be up to 90 percent hedged for our anticipated gas needs prior to commencing a fiscal year.

Our remaining 2004 anticipated gas needs in 2004 in North America are more than 50 percent hedged, while we are hedged on approximately 40 percent of our anticipated needs in 2005. Presently we do not believe that natural gas costs will significantly impact our year-over-year comparisons for the remainder of 2004. We will keep you updated should the situation change.

And with that, I will turn the discussion back over to Mike for some concluding remarks.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Thank you Rod. I'd just like to conclude our remarks by saying that I feel good about our second-quarter results and our outlook for the remainder of the year. We have implemented price improvements in each of our business units. The highway deicing bidding season is off to a nice, solid start, and we expect to see the final benefits of our Carlsbad SOP acquisition in the fourth quarter this year.


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As always, we are continuing to focus on operational excellence, which means that we are in a process driven, financially disciplined and focused on the metrics. These are the concrete measurable ways which we are working on to increase the shareholder value for all of us.

I'd like to open it up for questions. Operator?


QUESTION AND ANSWER



OPERATOR


(OPERATOR INSTRUCTIONS) Lawrence Alexander (ph) of Deutsche Bank.


 LAWRENCE ALEXANDER  - DEUTSCHE BANK - ANALYST


 Good morning. My first question is on pricing. You are off to a very solid start this bidding season. How reliable is your progress so far on what pricing will be like on the remaining outstanding bids? Or is there quite a lot of fluctuation to be expected?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 With the fundamentals that we are seeing in the marketplace right now of supply potentially being on the snug side, as competitors tend to build up momentum through the bidding season -- in other words get their place markers and their bets down, generally speaking when you go into a season like that, the prices tend to tail a little higher towards the end than fall off.


 LAWRENCE ALEXANDER  - DEUTSCHE BANK - ANALYST


 Okay thank you. And on the FX impact, was there any net FX impact on the EBIT line or on the EPS line?


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 There was almost none on the EPS line. If so, 1 cent would be the most. I think it was almost a breakeven on the net income line. On the EBITDA line, it would have been about $400,000 year-over-year.


 LAWRENCE ALEXANDER  - DEUTSCHE BANK - ANALYST


 And finally, can you give us an update on the UK storage facility contract? How much volume we should see for the remaining quarters in the year and when that would be done?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 As far as the document storage business goes, all the UK Government documents are in place right now, so the maximum income stream of that will be generated through the remainder of 2004 and fully absorbed in 2005. There's been no substantial other

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than small contracts we've added since then. So I would say that you could see about a 700,000 pound type impact coming into -- for the full year 2005 for that business. We still do not have the permit for the waste storage. It is currently being reviewed by the equivalent of the UK Supreme Court with a ruling due after the summer break. So right now we are still treading water on any favorable news on the waste storage part of the (indiscernible).


 LAWRENCE ALEXANDER  - DEUTSCHE BANK - ANALYST


 Thank you.


 OPERATOR


 Bob Koort of Goldman Sachs.


MARY BETH CONNELLY  - GOLDMAN SACHS - ANALYST


 Actually it's Mary Beth Connelly (ph). Thanks. Quick question again on pricing, just to follow up specifically on SOP. If we looked at some of the commodity potash producers this quarter, they had anywhere in the range from 15 to 20 or 25 percent price increases. So just curious if you can give a little color on the correlation between MOP and SOP pricing?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 There's 2 things that you have to keep in mind when you look at our pricing. First of all, a significant number of our agreements are on an annual basis contract base of sales agreements, which I think is kind of dissimilar to commodity potash. That's the first thing. The second thing is we have conditioned the SOP market to kind of anywhere between 45 to 60 days notice on implemented price increases. So as you can imagine, they tend to load up their supply in advance of an announced price increase. So I think as Rod mentioned, you will see the favorable impact on pricing of both the February and the price increase that we just put through. By the way the one in June, July is after the season. So you won't see much impact on that until the fall. So I think while we are pleased that the price is up as much as it is, we still think we have significant upside on the remaining 2 price increases to catch up with the MOP position.


 MARY BETH CONNELLY  - GOLDMAN SACHS - ANALYST


 Great. Thanks. And then a quick question on the debt. Can you just tell us kind of give us an update on what the bank debt balance is right now? And then are you still planning to pay down roughly 40 million in debt this year?


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 Yes, the plan is to continue to pay down the bank debt by $40 million over the year, and the bank debt balance right now is right at $58 million. So $10 million less than last quarter.


 MARY BETH CONNELLY  - GOLDMAN SACHS - ANALYST


 Great. Thank you.


 OPERATOR


 Michael Judd of Greenwich Consultants.


 MICHAEL JUDD  - GREENWICH CONSULTANTS - ANALYST


 Good morning. Last year in the third quarter the volumes of the SOP were around 59, and obviously this year there has been a pretty big ramp up in terms of the volumes. Could you kind of help us out in of understanding on a year on year basis what third quarter could look year-over-year, please?


ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 Yes, I think we tried to indicate in our remarks that the remaining increase due to the Carlsbad business would primarily be in the fourth quarter. And so as we look at our third quarter volumes we see relatively consistent volumes year-over-year.


 MICHAEL JUDD  - GREENWICH CONSULTANTS - ANALYST


 I hate to beat this to death, but on the SOP, with the price increases -- annual contracts with 45 to 60 day notice, does that imply that if you announced an increase -- and I think you said June to July time period, we would basically have to look 45 to 60 days for that to be implemented? Is that the right way of looking at it?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Generally that's correct. We'll make a price announcement -- let's just take the July 15th announcement was actually made I think on May 15, so there was a 60 day -- by the time we put it in the press and when the effective date of the announcement, it is anywhere between 45 to 60 days. So it's not 60 days from the date when he said the effective increase is. It is just we announce it in advance, which also, as I mentioned earlier, it encourages our buyers to fill up ahead of the advance.




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MICHAEL JUDD  - GREENWICH CONSULTANTS - ANALYST


Lastly, it's pretty incredible given what has happened with oil prices and natural gas prices that when you looked for this year's -- 66 percent of your volumes for the highway deicing looks like the transportation costs -- I guess associated with that you think is going to the only up at 2.5 percent. That seems -- I know you've been doing a great job on the hedging there, but is there anything else that we need to be aware of or just to keep an eye out for, please?


MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


Well, we are concerned. There is no doubt about it. We are more concerned rather than price about availability, not only availability of trucks, but also availability of railcars. Right now, as I mentioned, we are seeing some significant bottlenecks that are taking place along the rail lines, not only affecting our highway business on some chemical sales, but also more importantly around our GSL and our General Trade business.

So while price is one issue to deal with, it is also getting the availability of truckers to handle the product. And we are managing that extremely well, I think. The second issue is while we say it is going up 2.5 percent, remember 2.5 percent is on about 30 to 40 percent of our total delivered costs. So a 2.5 percent rise on the total is a pretty significant rise on our distribution outlook.


MICHAEL JUDD  - GREENWICH CONSULTANTS - ANALYST


Thank you.


MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


But I'd like to reiterate we're getting it passed back through to our customers in the process, which I think is very encouraging, not only getting it passed back through, we're also getting some expansion.


OPERATOR


Peter Park (ph) of Park West Asset Management (ph).


PETER PARK  - PARK WEST ASSET MANAGEMENT - ANALYST


 Good morning. I just wanted to go over my assumptions for run rate EBITDA on a normal weather basis. I've previously been using something like 152 on a normal weather basis, and my question is why shouldn't I shift that up by at least 5 million bucks or so just given all the good things that have been happening, particularly on the SOP business? Thanks.


ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


I think where you were in your previous assessment was right on the money with where we had previously talked about the numbers. And of course not having the April snowfall, that was a negative for us this quarter and shouldn't be viewed as a reduction in terms of normal winter.

With the increase in the SOP business and the increase in both volumes and the price, you would expect that that would increase how you would view your normal winter, normal year EBITDA run rate. And with the increase on the highway deicing prices on a net basis net after increased transportation to the extent that sticks or even improves throughout the remainder of the bid season, I would expect that our normal run rate would increase from the previous discussions that we've had.


PETER PARK  - PARK WEST ASSET MANAGEMENT - ANALYST


$5 or $10 million or is that low?


ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


Well, I think if you look at percent -- a percent on price and how many deicing volumes we have, every percent is probably closer to $1 million. It's sort of in that range.


PETER PARK  - PARK WEST ASSET MANAGEMENT - ANALYST


How about on the SOP side? Because I think that during the road show when you talked about what you wanted the acquisition to add on the SOP side, and just the general outlook for the SOP business, it was attractive, but I think in some ways we are seeing business is so much better than when you talked about it in December.


MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


Exactly.


ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


Your assessment is correct on that.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO




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 And we didn't forecast in our acquisition model that we would be seeing the kind of price increases in SOP that are currently in our pocket and currently on the horizon. So when we talked about roadshow of 4 to $4.5 million of EBITDA, I think that --.


 PETER PARK  - PARK WEST ASSET MANAGEMENT - ANALYST


 That was incremental EBITDA?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 That was purely putting those tons, that 90,000 tons through our existing underutilized facility and the leverage of throughput that we got to our bottom line.


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 At existing prices.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 At existing prices. That is the way we look at all of our acquisitions, by the way. We don't know what the future is on pricing per se, so we take a conservative approach when we look at acquisition models.


 PETER PARK  - PARK WEST ASSET MANAGEMENT - ANALYST


 Thanks. Good luck.


 OPERATOR


 David Silver at J.P. Morgan.


 DAVID SILVER  - J.P. MORGAN - ANALYST


 Good morning. I have a question for Mike and then maybe one for Rod. Mike, during our last conference call you know you had talked about an additional kind of sustaining level of salt demand of maybe 300 -- I think 300 or 400,000 tons based on some efforts in consumer ice melt (ph) and some regional situations in highway deicing. It's another quarter down the road, and I was just wondering if you could update us maybe on that your sense of what that sustainable kind of increase and your ongoing base level of salt business might be?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Okay. I think our 300 to 400,000 was pretty much solely in highway. So that represents that 3 percent market share gain that we got in the last winter season. And I think I mentioned in my remarks that we are now two-thirds of the way through, and we have not seen a significant shift in that market share. And with the dynamics we see taking place, i.e. along the East Coast, I don't see anything in this year's bidding process that would say that that 300 to 400,000 tons is not sustainable at least through this season.

I also believe where we've picked up that business significantly in Eastern Canada and closer to our mines, would lead me to believe that from a mine net back standpoint that that can be a sustainable type of business that we want to hold onto. Now that's not saying, David, that we as the market leader -- we may find it necessary sometime to be more rational than that at the benefit of price. So that's how we manage the businesses. We manage it around market share and pricing rather than just saying that we want to stay at a certain market share. We will give it up if we think it's in our best interests.


 DAVID SILVER  - J.P. MORGAN - ANALYST


 Okay and if you are going to maybe apply that same thinking to the General Trade side of the salt business, Mike, any kind of niches or any kind of business areas where you think that sustainable level of volumes have picked up?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Well, in the General Trade business we're not the market share leader. So we've got to be a little more quick and agile on our feet when we are competing against the Mortons (ph) of the world. So we view the business as a little bit differently there. Now we did have about 100, 150,000 ton increase in the last winter season in that business related to what we would call better than average winter season in New England where we participate in the General Trade business. We don't view that on a normal winter basis to be sustainable, and I think we've indicated that in the past.

We certainly hope that the winter cooperates and we maintain that this year, but we don't bet on it. And so I would say when we look at our General Trade business, we want to grow our business in a rational, but 2 to 3 to 3.5 to maybe 4 percent range. We like the water conditioning business, which we've made some significant inroads into because it does offer some higher growth rates than just bulk salt. But our goal there is to just to work on our mix. We are running at 91 to 92 percent of capacity utilization at our evaporated plants. So market share grabs don't really interest us there either. It's trying to figure out how we better utilize our plant facilities at higher margins.


DAVID SILVER  - J.P. MORGAN - ANALYST

 Okay. Ron, I was hoping to just ask you a question on the SOP side in terms of the cash margins and maybe how we should, could look them. So if I was looking at it sequentially first quarter to second quarter, it looks like your average price went up about $12 a ton, but your average cash margin went up -- I don't know -- $32 or so from maybe $50 in the first quarter to 82 or so in the second. And the volumes, the volumes seem to be pretty close. I was just wondering if you could kind of walk us through how we got the significant per ton pickup in cash margins sequentially and what that implies maybe for the going forward numbers?


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 Sure. I think what you are seeing there is the effect of probably really 2 different things on the business. First, there is a difference in domestic versus export volume prices. Generally speaking, our domestic volume net backs and margins are higher than our export volumes. And so you can see quarter-over-quarter when you try and look sequentially that even though the volumes may be consistent, you may be dealing with a different relative mix of (indiscernible).

And then the other thing is, we've really made quite some substantial inroads and gains on our production costs at our Ogden facility and some of those are starting to show through in the results of the business. There has been a number of things as we mentioned, we put some capital into automate and make the plant there more efficient. And we are starting to see the benefits of applying operational excellence to a facility that hasn't had that applied in a while.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 David, to make the OE trick work, you've got to have a plant running, and you've got to have them running hard. Then you can have everybody looking for every possible way to take the costs down. And that's why the acquisition of Carlsbad was so critical to our SOP business. And when you are running at 55 percent of capacity, it is hard to get people motivated and running hard and seeking out ways to maximize the production of the plant and reduce the costs. So by being able to incrementally add that 90,000 tons has done wonders to not only the plant, but to the outlook and the mentality of the workforce that we have now going in the right direction.


 DAVID SILVER  - J.P. MORGAN - ANALYST


 If I was just to maybe follow up on both of those comments -- I guess I agree with everything you said and I was just wondering if that same kind of metric or that same kind of dynamic can be pushed a little bit further. I guess from the point of view of it is somewhat of a competitive perfect storm here with rising selling prices, high freight rates, cheap dollar, giving you some competitive advantages versus imports. Can the domestic market share be pushed up and can you even further kind of utilize the Ogden capacity beyond what you indicated earlier in the call?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 The Ogden SOP is not an easy process, David. I'd like to invite you out some day if you are in Salt Lake to look at it. There is a physical cap to what you can produce there, and it's not necessarily equipment. It is the ability with the ponds and everything else to get out the raw potash, SOP out of the lake. So there comes a time -- and it's also a balance between that and evaporation season. So to say you can produce 450,000 tons on a routine basis which is the nameplate, that may not be the best way to run the plant to optimize the income of the plant. So, I think we want to talk to you about disconnecting SOP just pure volume and driving it up versus how best to maximize the return on that particular facility for the Company.


 DAVID SILVER  - J.P. MORGAN - ANALYST


 So it's a co-product issue among others (multiple speakers) .


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 It's a co-product issue. It's an evaporation issue. I mean if it rains 6 inches in July, then your evaporation rate is not going to be as good as if it doesn't rain in July. So there's a lot of factors, weather related factors -- a lot of things around the business that we have to manage it not only from just a pure output run against the wall, so to speak, against balancing out how best to make the most marginal cost per ton or marginal profit per ton.


 DAVID SILVER  - J.P. MORGAN - ANALYST


 Okay, very good. Thanks a lot.


 OPERATOR


 Jeff Cianci with UBS.


 JEFF CIANCI  - UBS - ANALYST


 A little elaboration on the bidding season kind of pricing -- what was the effect on the inventories from last year -- presuming you had a more normal winter this time? Did you have any carryover -- do your competitors have any carryover, number one? Number 2, on your pricing versus costs, I heard you on the freight costs, and I'm sure you don't want to advertise too much in your margins on the open call here, but do you believe at this point that the price supports everyone in the industry can lead to margin expansion or perhaps just you guys?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Let me talk about the pricing and the margin first and then I will turn it over to Rod and he'll take you through the inventory plan this year because our inventory plan is a little different than what it may have been last year or the year before and we will talk about that in a minute. But yes, I think right now the rising tide carries all boats up, and from what we see and we track all the bidding that is taking place. What's happening in the market is not unique to us. We are seeing our competitors, by the way and we would like to see our competitors do well also. So we're seeing a market that is rising.

And for the reasons that I talked about in the presentation. And from a sustainability standpoint, we at least see that through the season. Both our competitors and our mines are running their mines at a little higher level because the inventory -- and this goes back to what we've always said is the inventory is not maintained by our customer. It is maintained by the producer at the depots, so therefore everybody knows pretty well what the overall industry carryover inventory is going into the season. And that carryover inventory was normal to slightly below normal for this year, which would have required jacking up the mine production for everybody. So it's not unique for us. I think it's basically an indication that the market is doing well at the moment.


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 To further expound on the inventory, coming out of the winter season our inventory was right about average. Right in the middle of the pack of where we normally exit the winter season. Even with the higher volumes we had planned last year to have higher production rates. And we produced a little bit more during the winter season than we otherwise would have in order to meet the demands of the winter season. So we exited the winter season with about average inventory.

We believe that our competitors probably had a little less than normal inventory, primarily because they do have more of the East Coast market, which experienced an above-average winter last year. So that is really where the inventories ended.

In terms of what we're doing this year, because of our expectation of maintaining market share, of ending up with commitment volumes that are roughly similar to where we ended last year, we are going to be building inventory and have been doing so earlier this year than we did last year. And we have invested about another $5 million in inventory this year at the end of June that we didn't have invested last year. And so I think what you are seeing is a slightly earlier inventory build. But we would project that by the end of the year we would be at roughly the same point we were at the end of last year.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 And Jeff, one of the reasons were doing that this is -- this isn't because we just want to build inventory. Giving you one example of why we're doing this year. Last year we got caught short because winter boats across the Great Lakes. The Lakes froze early. When winter boats also after about mid-December start to cost about $4.00 a ton more to deliver than preseason boats. So we took a purposeful decision around the Great Lakes this year to build higher inventories to number one to avoid the $4.00 a ton increase, which is a significant increase on salt to do winter boats. And also to make sure it is there this winter where last winter we were scrambling around shifting product from depot to depot, which is not really in our OE model. So that $4 million or $6 million of increased inventory investment we figured just on avoiding winter boats is about a $600,000 cost avoidance. That's assuming we sell it all, but we plan on doing that. So it is a pure return on an investment standpoint, and we think it's good for the investors.


 JEFF CIANCI  - UBS - ANALYST


 That's a great answer. Thanks -- the only remaining issue is you apparently have a visibility of confidence that you won't have too much even if the weather starts off unfavorable.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 That's exactly right, because if you remember back to all of our conversation on how we manage our mines, if we see come December it isn't snowing, we won't be producing at our mines. So that's not saying we won't get caught with some inventory if we have the most mild winter around back to 2001 or whatever it is. But we will mitigate it. You can trust us to do that.

By the way, one other comment I wanted to add to your answer, I don't know what our competitors do on OE. I know we can control our cost base. So while we're sitting here talking about how everybody is doing well from a pricing standpoint, I still have confidence that our OE goals that we put out there that we will achieve them and we will do better.


 JEFF CIANCI  - UBS - ANALYST


 Thanks.

 OPERATOR


 Robbie Conoff (ph) of West Lab Asset Management (ph).


 ROBBIE CONOFF  - WEST LAB ASSET MANAGEMENT - ANALYST


 I had a question on capital structure. I do realize your discount notes are not callable until '07 and '08. But are you guys looking at maybe doing something creative -- refinance at either some sort of exchange offer for cash gain debt or equity callbacks? Are you looking at doing anything with those instruments prior to the plan being callable?


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Yes, we are. Part of our value creation going forward is the fact we have opportunities as long as we can continue to generate the type of cash that we are generating to figure out how best to utilize after all shareholders returns. We look at it just the same way you are. We are constantly looking at what our options are relative to that. And I will turn it over to Rod to be a little more specific on that but you're absolutely right. The great opportunity here is trying to figure out how we work the balance sheet to our favor.


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 If I could maybe add to that a little bit. In terms of it is not just our -- is not just our discount notes, but also our senior sub. notes that are at 10 percent. We look at the cost of all of our debt and believe that we can do better than that. And certainly there is at the very latest we look at would be the earliest call provision date. There are some limitations in our indentures that may not allow us to refinance some of them early, and so we are looking at the difference between -- we are constantly looking at what our opportunities are and what our debt agreements indentures will actually allow us to do. And so we are focused on that. As Mike said, we recognize that there is a lot of value to unlock by reducing the cost of our capital structure. And I think you can rest assured that at the soonest economically sensitive or sensible date to do something, we will be doing something there.


 ROBBIE CONOFF  - WEST LAB ASSET MANAGEMENT - ANALYST


 Do you have any sort of timeframe in mind internally -- is it 12 months were 18 months?


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 I think as I mentioned, the first call date is in August 2006. So we are a couple years from the first prescribed call date under the indenture. Under the indentures to the extent we can do something before that and it makes economic sense for the Company, we would be doing something.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 We have a lot of bondholders that right now love us, and even trying to get our hands on bonds, they are selling at effective yields of 7 percent or less on those 13 or 12 percent type notes. The returns when you work the numbers right now today just aren't in our favor. But that doesn't mean if interest rates go up or whatever happens in the bond market that that could be substantially shifted to our favor.


 ROBBIE CONOFF  - WEST LAB ASSET MANAGEMENT - ANALYST


 Great. Thank you.


OPERATOR


 There are no further questions at this time. This concludes today's Compass Minerals second-quarter earnings conference call. You may now disconnect.


 ROD UNDERDOWN  - COMPASS MINERALS INTERNATIONAL - CFO


 Thank you.


 MIKE DUCEY  - COMPASS MINERALS INTERNATIONAL - PRESIDENT AND CEO


 Thank you.

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